[Aetna Logo]   FOUR YEAR TERM RIDER


This Extra Benefit Rider provides non-participating term insurance for the first four Policy Years. Its Benefit Amount increases this Policy's Death Benefit. All definitions and provisions of this Policy apply to this Rider unless amended within this Rider.

Benefit

As stated in the Policy Specifications. While this Rider is in force, We will pay the Benefit Amount upon receipt at the Home Office of due proof that the Second Death occurred within four years after this Policy's Date of Issue.

Other Provisions

Rider Premium

There is no premium for this Rider.

Monthly Rider Cost

The Monthly Rider Cost will be the Benefit Amount for this Rider multiplied by the Monthly Rider Rate.

The Monthly Rider Cost is included in this Policy's Monthly Deduction.

Monthly Rider Rate

The Monthly Rider Rate is based on each Insured's sex, Attained Age, number of Policy Years elapsed and premium class.

The Monthly Rider Rate may be adjusted by Us from time to time. Adjustments will be on a class basis and will be based on Our estimates for future factors such as mortality, investment income, expenses, and the length of time riders stay in force. Any adjustments will be made on a nondiscriminatory basis.

The Rate during any Policy Year will never exceed the rate shown for that Year in the Table of Guaranteed Maximum Insurance Rates in the Policy Specifications. Those rates are based on the 1980 Commissioners Standard Ordinary Mortality table, Male or Female, Smoker or Nonsmoker.

Termination

This Rider will end on the first of the following events to occur:
1. the Fourth Policy Anniversary; or
2. the date this Policy ends; or
3. the Monthly Deduction Day following the date We receive Your Written Request for termination; or
4. the date this Policy is continued as reduced paid up life insurance.

This Rider is attached to and made a part of this Policy. It is signed for Aetna on its Date of Issue.

(70228-95)                              Aetna Life Insurance and Annuity Company

                                                /s/ Kirk P. Wickman
                                                     Secretary